================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             -----------------------


                                    FORM 8-K


                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported): OCTOBER 2, 2006

                             -----------------------

                               RADIAL ENERGY INC.
             (Exact name of registrant as specified in its charter)
                             -----------------------

             NEVADA                   333-113726             72-1580091
(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
    of incorporation)                                     Identification Number)

                               1313 EAST MAPLE ST.
                              BELLINGHAM, WA 98225
          (Address of principal executive offices, including zip code)

                                 (360) 685-4200
              (Registrant's telephone number, including area code)

          (Former name or former address, if changed since last report)

         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.24d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.23e-4(c))


================================================================================

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 2, 2006, Radial Energy Inc. (the "Company") entered into a Securities Purchase Agreement (the "Purchase Agreement") with Cornell Capital Partners, LP (the "Purchaser") for the private placement of secured convertible debentures (the "Debentures") in the aggregate principal amount of $5 million (the "Transaction"). In connection with the Transaction, the Company entered into an Investor Registration Rights Agreement, a Security Agreement, and a Pledge and Escrow Agreement with the Purchaser, and also issued to the Purchaser warrants (the "Warrants") to purchase the Company's common stock (collectively with the Securities Purchase Agreement and the Debentures, the "Transaction Documents"). Pursuant to the Security Agreement, the Company agreed to provide the Purchaser a security interest in substantially all the assets of the Company to secure the Company's obligations under the Transaction Documents. In addition, as provided in the Pledge and Escrow Agreement, the Company and certain of its shareholders agreed to provide the Purchaser a security interest in the shares of the Company's common stock held by these shareholders to secure the Company's obligations under the Transaction Documents. The Company closed on the first $2,000,000 on October 4, 2006; an additional $1,500,000 will be funded on the date the registration statement is filed with the Securities and Exchange Commission (the "SEC") pursuant to the Investor Registration Rights Agreement; and the final $1,500,000 will be funded within three business days after the registration statement is declared effective by the SEC (the "Third Closing Date").

The Debentures will accrue interest at a rate of 7.0% per annum, payable on the maturity date, and payable in cash or in the Company's common stock, at the option of the Company. The term of the Debentures is three (3) years, and the Debentures will be convertible at a conversion price equal to the lesser of $1.0536 or 90% of the lowest daily volume weighted average price during the 15 trading days immediately preceding the conversion date, subject to a weighted average anti-dilution adjustment and other adjustments. The Company has the right at its option to redeem a portion or all amounts outstanding under the Debentures by paying the holder the principal amount being redeemed plus a redemption premium, which is either 20% or 30% of the principal amount being redeemed depending on what the fixed conversion price is at the time of redemption as compared to the closing bid price of the Company's common Stock.

In connection with the Transaction, the Company issued to the Purchaser 3,333,333 Warrants at an exercise price of $0.75 per share, 2,500,000 Warrants at an exercise price of $1.00 per share, 2,333,333 Warrants at an exercise price of $1.50 per share, and is obligated to issue to the Purchaser an additional 1,000,000 Warrants at an exercise price of $1.50 per share on the Third Closing Date. The exercise price of the Warrants is subject to anti-dilution adjustment if the Company issues any shares of common stock for a consideration per share below the exercise price then in effect, at which time the exercise price would be adjusted to the price per share of the new issuance. The Warrants will be exercisable for a term of five years.

Pursuant to the Investor Registration Rights Agreement, the Company will file a registration statement to cover the resale of the shares underlying the Debentures and the Warrants. In the event that the Company fails to file the registration statement with the SEC within the filing deadline pursuant to the agreement, or fails to cause the registration statement to be declared effective by the SEC within the effective deadline pursuant to the agreement, the Company agreed to pay to the holder, at the holder's option, either a cash amount or shares of the Company's common stock equal to one percent of the liquidated value of the Debentures outstanding.

On October 5, 2006, the Company issued a press release announcing the Transaction and the closing of the first tranche pursuant to the Purchase Agreement. A copy of this press release is filed as an exhibit to this report and is incorporated in this report by reference.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

The information contained in Item 1.01 is incorporated herein by reference. The issuance of the Debentures and Warrants are exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933, as amended. The

Company agreed to pay a commitment fee equal to 10% of the purchase price from each closing and a structuring fee of $22,500 to the general partner of the Purchaser.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit 99.1 Press Release, dated as of October 5, 2006.


                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           RADIAL ENERGY, INC.

Dated:     October 6, 2006                 By:  /s/ G. LEIGH LYONS
                                                --------------------------------
                                                G. Leigh Lyons, President, Chief
                                                Executive Officer, and Chief
                                                Financial Officer